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EXHIBIT 2

LIFE FINANCIAL CORPORATION—POTENTIAL DELISTING OF THE COMPANY'S COMMON STOCK BY THE NASDAQ

    RIVERSIDE, Calif., April 12, 2001—LIFE Financial Corporation (NASDAQ: LFCO) (the "Company"), announced that on April 6, 2001, Nasdaq notified the Company that the Company did not demonstrate its ability to sustain compliance within the 90 day grace period referred to in their notification on January 5, 2001. On January 5, 2001, Nasdaq notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by the Nasdaq National Market under the Marketplace Rules. In accordance with the Marketplace Rules, the Company was provided 90 calendar days, or until April 5, 2001, to regain compliance with the Rules. The Company was notified that its securities will be delisted from the Nasdaq National Market at the opening of business on April 16, 2001.

    The Company intends to appeal Nasdaq's determination to the Nasdaq Listing Qualifications Panel. The appeal will stay the delisting of the Company's securities pending the Panel's decision.

    In addition, Nasdaq had previously notified the Company on March 20, 2001 that the Company's common stock has failed to maintain a minimum market value of public float of $5,000,000 over the last 30 consecutive trading days. The Nasdaq notification stated the Company has until June 18, 2001 to regain compliance with the minimum market value of public float rule. If at anytime before June 18, 2001, the market value of the public float of the Company's common stock is at least $5,000,000 for a minimum of 10 consecutive trading days the Nasdaq staff will make a determination as to compliance with the rule. If the Company is unable to demonstrate compliance with the rule on or before June 18, 2001, or has not submitted an application to transfer to The Nasdaq SmallCap Market, Nasdaq will provide the Company with written notification that its securities will be delisted. At that time the Company may appeal the decision to the Nasdaq Listing Qualifications Panel.

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.

    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

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  Changes in the performance of the financial markets;

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  Changes in the demand for and market acceptance of the Company's products and services;

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  Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing;

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  The effect of the Company's policies;

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  The continued availability of adequate funding sources; and

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  various legal, regulatory and litigation risks.

    FOR INFORMATION ON LIFE FINANCIAL-PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.

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EXHIBIT 2